Exhibit 99.1

Filed by HC2 Holdings, Inc.

(Commission File No. 001-35210)

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

of the Securities Exchange Act of 1934 as amended

Subject Company: MCG Capital Corporation

(Commission File No. 814-00239)

FOR IMMEDIATE RELEASE

HC2 PROPOSES MERGER WITH MCG CAPITAL CORPORATION

New York, NY – May 4, 2015 – HC2 Holdings, Inc. (“HC2”) (NYSE MKT: HCHC) announced today that it has sent a letter to MCG Capital Corporation (“MCGC”) proposing that the companies immediately engage in discussions regarding an agreement to combine the companies. HC2’s proposal is to acquire 100% of the common stock of MCGC on a fully-diluted basis in a cash and stock transaction in which stockholders of MCGC would receive $5.00 for each share of MCGC common stock outstanding. The consideration that HC2 is offering consists of (a) at the option of the MCG stockholders, either (i) .434 of a share of HC2 common stock (valued at $4.774 using the May 1 closing price of HC2’s common stock), or (ii) .191 of a share of a newly created class of HC2 cumulative perpetual preferred stock (which fractional amount has an initial liquidation preference of $4.774), with the proposed terms described in the proposal, and (b) $0.226 in cash, on the terms and conditions described in the proposal. HC2 has delivered what it believes to be a Superior Offer (as defined in the agreement for the transaction with PennantPark Floating Rate Capital Ltd. (the “PennantPark Transaction”)) to the PennantPark Transaction.

The following is a copy of the letter sent to MCGC’s Board of Directors by HC2 regarding its offer.

May 4, 2015

Board of Directors

MCG Capital Corporation

1001 19th Street North, 10th Floor

Arlington, Virginia 22209

Attention: Richard W. Neu, Chairman of the Board

Ladies and Gentlemen:

On behalf of HC2 Holdings, Inc. (“HC2”), I am pleased to submit our proposal to acquire MCG Capital Corporation (“MCG”). We strongly believe our offer presents a compelling opportunity for your shareholders, particularly as compared to the transaction contemplated under that certain Agreement and Plan of Merger, dated as of April 28, 2015 with PennantPark Floating Rate Capital Ltd. (“PennantPark”) and such other parties thereto (the “PennantPark Agreement”), and we are eager to move forward swiftly to commence immediate discussions and complete this transaction.

We propose to acquire 100% of the common stock of MCG on a fully-diluted basis in a cash and stock transaction in which stockholders of MCG would receive $5.00 for each share of MCG common stock outstanding, consisting of (a) at the option of the MCG stockholders, either (i) .434 of a share of HC2 common stock (valued at $4.774 using the May 1 closing price of HC2’s common stock of $11.00), or (ii) .191 of a share of a newly created class of HC2 cumulative perpetual preferred stock (which fractional amount has an initial liquidation preference of $4.774), having the terms set forth on Exhibit A hereto, and (b) $0.226 in cash, on the terms and conditions described herein. Our offer represents a premium of 5.3% to the $4.75 implied per share value for MCG under the PennantPark Agreement. We are confident that your shareholders will enthusiastically support our proposal, and, accordingly, we kindly request your active and immediate cooperation, consistent with the requirements of the PennantPark Agreement, to complete the transaction outlined in this letter.

In this letter, we provide you with: (a) a brief overview of HC2; (b) the key terms of our proposal; (c) our view of why our proposal offers superior value to MCG’s shareholders; and (d) next steps.

A. Overview of HC2

HC2 is a publicly-traded, diversified holding company which seeks to acquire and grow attractive businesses that generate sustainable free cash flow. HC2 has a diverse array of operating segments, each with its own dedicated management team, across a broad set of industries, including, but not limited to, telecom/infrastructure, large-scale U.S. construction, energy, marine services and life sciences. HC2 has executive offices in New York.

B. Key Terms of the Proposal

We are pleased to outline the details of our proposal to acquire MCG below:

1.	Purchase Price: We propose to acquire each share of the common stock of MCG for $5.00 per share, consisting of (a) at the option of the MCG stockholders, either (i) .434 of a share of HC2 common stock (valued at $4.774 using the May 1 closing price of HC2’s common stock of $11.00), or (ii) .191 of a share of a newly created class of HC2 cumulative perpetual preferred stock (which fractional amount has an initial liquidation preference of $4.774), having the terms set forth on Exhibit A hereto, and (b) $0.226 in cash, on the terms and conditions described herein. Our proposal represents a total equity value of approximately $185.4 million based on an estimated 37,074,117 MCG fully-diluted shares of common stock outstanding.

2.	Due Diligence: We would seek to complete limited due diligence of MCG’s books, records and properties, and are prepared to commence this immediately.

3.	Approvals and Timing: Our proposal is subject only to the completion of the aforementioned confirmatory due diligence review and execution of a mutually acceptable definitive transaction agreement, conditioned upon termination of your agreement with PennantPark. We foresee a normal course regulatory review process, similar to your process with PennantPark. We are highly confident in our ability to consummate a transaction quickly and anticipate it would close in approximately 90 days.

C. Superior Proposal

We believe that our proposal constitutes a “Superior Proposal” under the terms of the PennantPark Agreement, as it provides superior value and greater certainty for MCG’s shareholders as compared to the PennantPark Agreement and is more favorable, from a financial point of view, for MCG’s shareholders than the value of the consideration payable under the PennantPark Agreement. In addition to HC2 being able to offer trading liquidity for investors and reduce MCG’s cost burden associated with being a standalone public company, HC2 provides MCG with exposure to a diverse set of attractive and well-managed assets. A further advantage of our proposed transaction is that MCG shareholders will not suffer from the dilutive effects of fee payments that are required to be made to external managers, as would occur following a transaction with PennantPark.

Accordingly, we believe that the MCG board of directors can and must, consistent with its fiduciary duties and its obligations under Section 6.4 of the PennantPark Agreement, make a determination that our proposed transaction is a “Superior Proposal”. Thereafter, again consistent with the PennantPark Agreement, we are seeking prompt negotiations to complete a successful transaction with HC2.

D. Next Steps

We want to emphasize to you the seriousness of this proposal and our commitment to completing a transaction with you. We are prepared to engage immediately: our advisors stand ready to commence work, our due diligence will be brief and limited, and our proposed transaction agreement will be substantially similar to the PennantPark Agreement.

Please note that this letter is not meant to, and does not, create or constitute any legally binding obligation, liability or commitment by us concerning a proposed transaction, and there will be no legally binding agreement between us regarding the proposed transaction unless and until we finalize the terms and enter into a mutually acceptable definitive transaction agreement.

We are pleased to be able to offer this Superior Proposal to your company, which we believe will benefit your shareholders and your employees. We are confident that our proposal presents a compelling opportunity for both of our companies and look forward to your response. We would appreciate your response by May 6, 2015. If you have any questions or would like to clarify any aspect of our proposal, please do not hesitate to call me.

Sincerely,

Philip A. Falcone

Chairman, President and Chief Executive Officer

HC2 Holdings, Inc.

EXHIBIT A

Summary of Proposed Terms for Preferred Shares

Preferred Stock:	The newly created shares of HC2’s cumulative perpetual preferred stock (the “Preferred Shares”) shall include terms as follows:

	-	Liquidation Preference: $25 per Preferred Share

	-	Dividend: A quarterly cash dividend at an annualized rate of 8.125% per annum

	-	Cumulative Rights: Yes

	-	Ranking: The Preferred Shares shall be subordinate to existing and currently outstanding preferred shares, including HC2’s Series A Convertible Participating Preferred Stock, Series A-1 Convertible Participating Preferred Stock and Series A-2 Participating Preferred Stock

	-	Initial Conversion Premium: 20%

	-	Conversion Rights: Each Preferred Share may be converted at any time, at the option of the holder, into approximately 1.89 shares of common stock (which is calculated using an initial conversion price of $13.20 per common share) plus cash in lieu of fractional shares

	-	Mandatory Conversion: If the common stock underlying the Preferred Shares trades at one hundred thirty percent (130%) of the Conversion Price for twenty (20) trading days within any period of thirty (30) consecutive trading days, then at HC2’s option, HC2 may cause all issued and outstanding Preferred Shares to convert into shares of common stock

	-	Conversion Settlement: Physical share settlement

	-	Dividend Protection: The conversion rate shall be adjusted for dividends by HC2 to holders of common stock for any dividends above $0.00 per quarter

	-	Change of Control Provisions: Standard

	-	Listing: It is the intent of HC2 to list the Preferred Shares on a national exchange

 ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a business combination transaction with MCGC proposed by HC2, which may become the subject of a registration statement filed with the U.S. Securities and Exchange Commission (“SEC”). This material is not a substitute for the proxy statement/prospectus HC2 would file with the SEC regarding the proposed transaction if a negotiated transaction is agreed or for any other document which HC2 may file with the SEC and send to HC2’s or MCGC’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF HC2 AND MCGC ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by HC2 through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

HC2 and certain of its respective directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of HC2 directors and executive officers in HC2’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 16, 2015, and its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on April 30, 2015. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This release contains, and certain oral statements made by our representatives from time to time, may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance or results, or of the creation of shareholder value, although they are based on our current plans or assessments which we believe to be reasonable as of the date hereof, including without limitation expectations regarding our proposal to acquire MCGC. Factors or risks that could cause our actual results to differ materially from the results are more fully described in our most recent annual report, quarterly reports or other filings with the Securities and Exchange Commission, which are available through our website at http://www.hc2.com/. Such factors and risks that relate to the proposed transaction include the risk that MCGC may not accept our proposal or negotiate with us; the risk that we may not be able to enter into a definitive agreement relating to the proposed transaction; the risk that we may not obtain regulatory approval of the transactions on the proposed terms and anticipated schedule; the risk that the parties may not be able to satisfy the conditions to closing of the transactions; the risk that the transactions may not be completed in the time frame expected by the parties or at all; and our failure, if the transactions are completed, to achieve the expected benefits of such transactions. Other unknown or unpredictable factors could also affect our business, financial condition and results. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

ABOUT HC2

HC2 Holdings, Inc. is a publicly traded (NYSE MKT: HCHC), diversified holding company, which seeks to acquire and grow attractive businesses that generate sustainable free cash flow. HC2 has a diverse array of operating subsidiaries, each with its own dedicated management team, across a broad set of industries, including, but not limited to, telecom/infrastructure, large-scale U.S. construction, energy, subsea services and life sciences. HC2 seeks opportunities that generate attractive returns and significant cash flow in order to maximize value for all stakeholders. Currently, HC2’s largest operating subsidiaries are Schuff, a leading structural steel fabricator in the United States, and Global Marine, a leading global offshore engineering company focused on subsea cable installation and maintenance.

For information on HC2 Holdings, Inc., please contact:

Ashleigh Douglas
ir@HC2.com
212-339-5875